Exhibit 10.8

MERCHANDISE LICENSE AGREEMENT

This Merchandise License Agreement “Agreement” is entered into by Gas Monkey Holdings, LLC, a Texas limited liability company (“GMH” or “Licensor”), and Generation Hemp, Inc., a Delaware corporation (“Generation Hemp” or “Licensee”) (collectively, the “Parties”) as of the date it is fully executed by the Parties (the “Effective Date”).

ESSENTIAL TERMS

LICENSED RIGHTS:	See Exhibit A (“Trademarks”)

LICENSED PRODUCTS:	Absorbent spill clean-up materials for use in connection with residential, commercial, and industrial applications (“Products”) bearing one or more of the Trademarks

LICENSED TERRITORY:	North America

LICENSE TERM:	Three years, commencing 30 days after Licensee approves the Trademarks

RENEWAL TERMS:	One additional three-year term

EXCLUSIVITY:	GMH will not authorize the use of the Licensed Rights on any third-party absorbent spill clean-up materials during the Term

SUBLICENSABLE:	No

ROYALTY RATE:	6% of Net Sales of Licensed Products

MINIMUM ROYALTY:	Fifty-Thousand Dollars ($50,000) annually during the License Term, with the first year waived

This Agreement includes the attached Standard Terms and Conditions and any Exhibits thereto. All capitalized terms in the Standard Terms and Conditions shall have the meanings set forth above in the Essential Terms.

Agreed:

Gas Monkey Holdings, LLC		Generation Hemp, Inc.

By:	/s/ Richard Rawlings	By:	/s/ Gary C. Evans
	Richard Rawlings		Gary C. Evans
Its:	Managing Member	Its:	Chairman and CEO
Dated:	2/17/2022	Dated:	2/17/2022

STANDARD TERMS AND CONDITIONS

1. LICENSE:

1.1. GMH grants to Licensee the exclusive right to use the Licensed Rights solely in connection with the design, manufacture, advertising, sale, and distribution of Licensed Products within the Licensed Territory during the License Term or any Renewal Terms (the “License”).

1.2. Notwithstanding the foregoing, Licensee shall provide at least 60-days’ notice of its intent to design, manufacture, advertise, sell, or distribute the Licensed Products outside of the continental United States.

1.3. Notwithstanding the foregoing, Licensee shall have the right to sub-contract with and authorize third parties in connection with the design, manufacture, advertising, sale, and distribution of the Licensed Products so long as Licensee requires any third party to comply with the terms and conditions of this Agreement.

1.4. Licensee may extend the term of this License for the duration of any Renewal Term only upon the condition that it provides written notice of its intent to do so within 30 days of the expiration of the License Term (or any applicable Renewal Term). Licensee cannot provide notice of its intent to extend the term of this License more than 180 days before the expiration of the License Term (or any applicable Renewal Term). If Licensee fails to timely provide written notice of its intent to extend the License, the License shall terminate pursuant to the terms contained herein. The License Term and any Renewal Terms are collectively referred to as the “Term.”

1.5. Exclusivity: The “exclusive right” granted under the License shall mean that, during the period of exclusivity, GMH shall not authorize the use of the Licensed Rights on or in connection with any third-party Products. The period of exclusivity shall commence on the Effective Date and continue for the Term of this Agreement. Subject to the foregoing, Licensee acknowledges that GMH retains the right to exercise all other rights in and to the Licensed Rights, including licensing the Licensed Rights to third parties to sell, market, and distribute any products other than the Products.

2. ROYALTIES:

2.1. Computation: Royalties shall be payable at the Royalty Rate set forth in the Essential Terms on Net Sales of all Licensed Products. Net Sales shall mean all revenues received by Licensee from the sale of Licensed Products less any Allowed Deductions (as defined below). No other deductions shall be permitted for any other costs and expenses incurred by Licensee in the design, manufacture, advertising, sale, and fulfillment of Licensed Products. Net Sales include any amounts or the value of other consideration received by Licensee in connection with the exploitation of the Licensed Products.

2.2. Allowed Deductions: Licensee may deduct from its calculation of Net Sales: (1) sales tax, use tax, VAT or other excise taxes imposed upon Licensee with respect to the sale of Licensed Products; (2) returns or rejections of Licensed Products, write-offs, bad debt, or billing errors; and (3) customary commissions, discounts, rebates and reductions, or any other consideration accrued to customers (including group purchasing organizations) based on volumes and/or revenues commercialized, or any other deductions or the like allowed (whether in cash or trade) to wholesalers or distributors or to other customers for quantity purchases, prompt payments, or other special conditions.

3. ACCOUNTING, REPORTS, AND PAYMENTS:

3.1. Licensee shall, within forty-five (45) days following the end of each calendar quarter, starting March 31, 2022, whether or not sales are made during that quarter, submit to GMH a full, complete and accurate report of sales activity related to the Licensed Products, Net Sales, and Royalties owed. Each report must show gross sales for the preceding quarter, Licensee’s calculation of Allowed Deductions by category for the preceding quarter, Net Sales for the preceding quarter, and Licensee’s calculation of Royalties owed for the preceding quarter. Each report shall be signed by an executive of Licensee.

3.2. Licensee shall transmit to GMH all Royalty amounts due within forty-five (45) days following the end of each calendar quarter. Royalties on foreign sales shall be remitted in United States currency, less any withholding taxes imposed by said country, using the prevailing exchange rate on the business day immediately preceding the day that payment is made.

3.3. Licensee may deduct from future Royalty payments any over-payment of Royalty payments occurring by result of miscalculation or subsequent discovery of additional Allowed Deductions (e.g., returns made after calculation of a Royalty Payment). If Licensee discovers that it under paid any past Royalty payment, it shall immediately tender such amount to GMH, with the appropriate late charge (defined below), along with a report showing how it calculated such underpayment and the bases for such underpayment.

3.4. Any Royalty payments made after forty-five (45) days following the end of each calendar quarter shall be subject to a late charge of one percent (1%) per month (or the highest rate allowed by law if lower), from the date such payments were due.

4. AUDITS

4.1. Licensee shall keep accurate books of account and records at its principal place of business of all transactions relating to or affecting this License, during the Term and for a period of three years thereafter. GMH or its representative shall have the right, not more than once during any calendar year, during reasonable business hours to examine and verify Licensee’s physical inventory of the Licensed Products as well as request information from Licensee sufficient to determine the accuracy of the royalty reports submitted pursuant to Section 3.2.

4.2. In the event that an audit by GMH discloses an underpayment in royalties due GMH of more than $1,000, Licensee shall have 14 business days to either: (i) pay GMH such discrepancy plus a late charge of one percent (1%) per month (or the highest rate allowed by law if lower), from the day such payments were due; or (ii) dispute the claimed amount of underpayment. If such audit discloses a discrepancy of ten percent (10%) or more for any quarter, Licensee shall also reimburse GMH for all costs incurred by GMH in connection with the audit up to $20,000.

5. QUALITY AND APPROVALS

5.1. GMH shall have the right to approve the quality and style of all Licensed Products and the manner in which the Licensed Rights appear on the Licensed Products and on any packaging, promotional materials, labels, advertising, publicity, and display materials of any kind used in connection with the Licensed Products.

5.2. For any new Licensed Products that have not been approved by GMH, Licensee agrees to submit samples of such products and any associated materials bearing the Licensed Rights to GMH. GMH shall approve or reject such products and materials within thirty (30) days of receipt. If GMH does not timely reject the products and/or materials within thirty (30) days of receipt, GMH shall be deemed to have approved the products and materials.

6. MARKINGS

6.1. Licensee shall affix Copyright and Trademark Notices to all Licensed Products and to all packaging, labels, promotional, advertising, publicity and display materials used in connection therewith, in accordance with instructions from GMH. The Licensed Products and related materials may contain Licensee’s trademarks and trade name, but shall not contain any other copyright, trademark, or trade name unless GMH has given Licensee prior written consent thereto. GMH may at any time reasonably request an addition to or change of the Copyright and Trademark Notices, effective not less than thirty (30) days after receipt by Licensee of notice thereof, provided that Licensee shall have the right to continue to distribute any inventory already manufactured at the time it receives such notice. Licensee shall reasonably cooperate with GMH in connection with GMH’s obtaining or maintaining copyright and/or trademark protection for the Licensed Rights in GMH’s name.

6.2. Licensee shall affix to the Licensed Products and all packaging, labels, promotional materials, advertising, publicity and display materials used in connection therewith, any other legends, markings and notices required by any law or regulation in the Licensed Territory or which GMH reasonably may request.

7. OWNERSHIP

7.1. As between GMH and Licensee, all right, title and interest in and to the Licensed Rights shall be and remain the sole and complete property of GMH. Licensee recognizes the value of the goodwill associated with the Licensed Rights, that the Licensed Rights have secondary meaning in the mind of the public, and that the trademarks and copyrights in the Licensed Rights, and any registrations therefore, are good and valid. All use by Licensee of the Licensed Rights shall inure to the benefit of GMH. Licensee shall not, during the Term or thereafter, contest or assist others to contest, GMH’s rights or interests in the Licensed Rights or the validity of this License. Licensee shall not seek any copyright or trademark registration for the Licensed Rights.

7.2. Any copyright, trademark, or other proprietary rights owned by Licensee and heretofore used by it or created independently by Licensee for use in connection with the Licensed Products and do not incorporate the Licensed Rights or any modification or derivative of the Licensed Rights (the “Licensee Marks”) shall continue to be owned by Licensee and shall not become the property of GMH. All use by Licensee of the Licensee Marks shall inure to the benefit of Licensee.

7.3. Licensee agrees to execute and deliver to GMH any documents which GMH may reasonably request to confirm and/or perfect GMH’s ownership of its rights hereunder.

8. INFRINGEMENT

8.1. Licensee shall promptly notify GMH of any apparently unauthorized use or infringement by third parties of any rights granted to Licensee herein and will cooperate fully in any action at law or in equity undertaken by GMH with respect to such unauthorized use or infringement. Licensee shall not institute any suit in connection with any apparently unauthorized use or infringement without first obtaining the written consent of GMH to do so, and GMH shall have the sole right to determine whether or not any action shall be taken on account of any such unauthorized uses or infringements.

9. REPRESENTATIONS, WARRANTIES, AND UNDERTAKINGS

9.1. Licensee represents, warrants, and undertakes as follows:

9.1.1. It is free to enter into and fully perform this Agreement;

9.1.2. All ideas, creations, designs, materials, and intellectual property furnished by Licensee in connection with the Licensed Products will be Licensee’s own and original creation or fully licensed by Licensee for any and all conceivable uses;

9.1.3. Licensee shall manufacture, distribute, and sell the Licensed Products in an ethical manner and in in accordance with the provisions and the intent of this Agreement, and shall not engage in unfair or anti-competitive business practices. It shall comply with the United States Federal Food, Drug and Cosmetic Act, the Federal Hazardous Substance Act (FHSA), the Flammable Fabrics Act, the Consumers Products Safety Act, the Foreign Corrupt Practices Act, all laws and regulations set forth by the Federal Trade Commission (FTC), the Federal Communications Commission (FCC), the United States Department of Commerce (USDC) and state certifications, and with all similar and/or other laws and regulations in force in the Licensed Territory that are applicable to the manufacture, promotion, marketing, packaging, labeling, warehousing, distribution and sale of the Licensed Products and the operation of Licensee’s business.

9.1.4. The Licensed Products will be manufactured, distributed, sold, and advertised in accordance with all applicable federal, state, and local laws and regulations in force in the Licensed Territory, including but not limited to all applicable labor laws and regulations and in a manner that will not reflect adversely upon GMH, and will not infringe upon or violate any rights of any third parties.

9.1.5. Licensee will not use the Licensed Rights in any manner which would disparage or tarnish or dilute the distinctive quality of the Licensed Rights or the reputation and goodwill embodied in the Licensed Rights or which would reflect adversely on the Licensed Rights or GMH, or any of GMH’s products or services. Licensee will not use the Licensed Rights in any way that is not authorized and approved in advance by GMH as set forth in this Agreement. The Licensed Rights will not feature content that is obscene, pornographic and/or unlawful; content that includes, promotes, encourages, and/or incites any unlawful activity; content which is defamatory to any group or individual; content that includes, promotes, encourages, and/or incites illegal substances, products, services, or activities, violence, hate speech, or discrimination.

9.2. GMH represents, warrants, and undertakes as follows:

9.2.1. It is free to enter into and fully perform this Agreement;

9.2.2. The Licensed Rights may be eligible for trademark protection in the United States of America and likewise may be protected elsewhere so far as the laws of the other places and countries provide for such protection; provided, however, GMH makes no representation or warranty that the trademarks related to the Licensed Rights will not infringe a third party trademark resulting from Licensee’s use of said trademark outside of the United States and GMH further provides no indemnity and makes no representation or warranties respecting the protection, enforcement and exploitation of the Licensed Rights or any derivatives thereof for the specific Licensed Products within the Licensed Territory;

9.2.3. Marketing Efforts. GMH will make good-faith efforts to introduce Licensee to existing merchant contacts.

9.3. GMH further specifically disclaims any warranty that the Licensee will be free from claims of third parties with respect to the Licensed Rights.

9.4. Licensee acknowledges and agrees that GMH may, at its sole discretion, apply for one or more registrations of the Licensed Rights and/or derivatives thereof with the United States Patent and Trademark Office and/or any other pertinent governmental agency, but that GMH is under no obligation to obtain and secure such registrations.

9.5. Licensee further acknowledges and agrees that GMH has not made any promises, representations, guarantees or warranties of any nature, other than those which have been expressly made in this Agreement.

9.6. GMH gives no warranty and disclaims any implied warranty that the development, manufacture, promotion, and/or distribution of the Licensed Product will not infringe any rights of third parties.

10. INDEMNITIES

10.1. Licensee shall indemnify, defend and hold harmless GMH (and its parent, subsidiary, associated and affiliated companies, including each of their shareholders, members, respective officers, directors, agents and employees) (the “Indemnified Entities”) from and against any and all claims, damages, liabilities, costs and expenses, including reasonable counsel fees, arising out of any breach or alleged breach by Licensee of any representation, warranty or undertaking made herein, out of any defect (latent or patent) in the Licensed Products or out of any statements and representations, express or implied, in any packaging, advertising or marketing for the Licensed Products, provided that GMH shall give prompt written notice, cooperation and assistance to Licensee relative to any such claim or suit, and provided further that Licensee shall have the option to undertake and conduct the defense and/or settlement of any such claim or suit so brought and no settlement of any such claim or suit shall be made without the prior written consent of GMH.

10.2. GMH will indemnify and hold Licensee, its officers, directors, and employees harmless from and against any and all claims, damages, liabilities, costs, and expenses, including reasonable counsel fees, arising out of any breach or alleged breach by GMH of any representation, warranty, or undertaking made herein, provided that Licensee shall give prompt written notice, cooperation and assistance to GMH relative to any such claim or suit, and provided further that GMH shall have the option to undertake and conduct the defense and/or settlement of any such claim or suit so brought and that no settlement of any such claim or suit is made without the prior written consent of Licensee.

10.3. Notwithstanding any other provision herein, Licensee further acknowledges and agrees it has no right to indemnification from the Indemnified Entities as a result of (i) any defects as to proprietary rights in any Licensed Rights or design licensed hereunder; (ii) any third party’s challenge to Licensee’s use of the Licensed Products; (iii) Licensee’s failure to obtain the full assignment of applicable rights; and/or (iv) any situation wherein Licensee had actual knowledge that its use of the Licensed Rights would infringe or violate a third party’s rights.

11. INSURANCE

11.1. Licensee shall obtain and maintain at its own cost and expense, from a qualified insurance company licensed to do business in Texas and having a rating of at least A- by the A.M. Best & Co. or other rating satisfactory to GMH, standard Product Liability Insurance, including product, advertising and contractual liability insurance, naming GMH as an additional named insureds, with respect to all Licensed Products manufactured hereunder, whether sold during the Term or thereafter. Such policy shall provide protection against any and all claims, demands and causes of action, including reasonable attorney’s fees, arising out of any defects or failure to perform, alleged or otherwise, of the Licensed Products or any material used in connection therewith or any use thereof, and any personal and advertising injury, bodily injury and property damage, in connection with the Licensed Products. The amount of coverage shall be Two Million Dollars ($2,000,000) combined single limit coverage for each occurrence. The policy shall provide for ten (10) days’ notice to GMH from the insurer by Registered or Certified Mail, return receipt requested, in the event of any modification, cancellation or termination thereof. Licensee agrees to furnish GMH a certificate of insurance evidencing same within thirty (30) days after execution of this Agreement and in no event shall Licensee manufacture, distribute or sell the Licensed Products prior to receipt by GMH of such evidence of insurance. GMH shall be notified by each insurance carrier a minimum of thirty (30) days before any cancellation or modification to the particular policy.

12. DEFAULT

12.1. Upon the occurrence of any of the following events (each of which is a “Default”), then in addition and without prejudice to any rights which it may have at law, in equity or otherwise, GMH shall have the right to terminate this Agreement, to delete from this Agreement any elements of the Licensed Rights, and/or to require the immediate payment of any Minimum Royalty and royalties due to or to become due hereunder:

12.1.1. Licensee fails to actively manufacture, advertise, distribute or sell the Licensed Products;

12.1.2. Licensee fails to make a payment or furnish a statement in accordance wherewith;

12.1.3. Licensee fails to comply with the approval, quality, and/or safety requirements hereunder and/or the Licensed Products do not comply with such requirements and/or the Licensed Products are the subject matter of adverse or negative publicity due to such failure;

12.1.4. Licensee fails to comply with any other of Licensee’s material obligations hereunder or breaches any warranty or representation made by it hereunder;

12.1.5. Licensee sells or otherwise disposes of all or substantially all of its business or assets to a third party, or control of Licensee is transferred and the management thereby changed;

12.1.6. Licensee fails to obtain or maintain product liability insurance in the amount of or the type provided for herein; or

12.1.7. Licensee uses the Licensed Rights outside of the Licensed Products as permitted herein, sublicenses the Licensed Rights without GMH’s express written permission, impliedly or expressly grants any permissions, rights or interests related to use of the Licensed Rights to any third party, or otherwise infringes GMH’s rights in the Licensed Rights.

12.2. In the event any of these Defaults occur, GMH shall give a Notice of Default in writing to Licensee by certified mail return receipt requested and shall be effective immediately upon receipt thereof. Licensee shall have thirty (30) days from the date it receives notice of default to cure any default. Thereafter, any Default of the same kind which already has been identified in any Notice is not subject to these cure provisions. In the event of any Default of the same kind which has already been identified in a Notice, GMH may, at its discretion, terminate this Agreement immediately upon written notice.

12.3. In the event the parties mutually agree that Licensed Products pose a safety threat to consumers or are the subject of negative publicity due to poor quality and/or safety of the Licensed Products, Licensee shall, upon GMH’s reasonable request, recall such Licensed Products from the marketplace at Licensee’s sole cost and expense and take any other measures GMH may reasonably demand.

12.4. If a petition for bankruptcy is filed by or against Licensee, or Licensee is adjudicated bankrupt, which is not dismissed within thirty (30) days, of Licensee makes any assignment for the benefit of creditors or becomes insolvent, is placed in the hands of a trustee or receiver, fails to satisfy any judgment against it or is unable to pay its debts as they become due, whichever is sooner, this License shall automatically terminate forthwith without any notice whatsoever. Upon such termination for any reason under this subparagraph, Licensee, its receiver, representatives, trustees, agents, administrators, successors, and assigns shall have no further rights hereunder, and neither this License nor any right or interest herein shall be deemed an asset in any insolvency, receivership, and/or bankruptcy.

12.5. The grant of the License hereunder is unique and personal to Licensee, and except as provided herein, may not be assigned or transferred in whole or part without GMH’s express written approval, whether by independent agreement, acquisition by another party of Licensee’s capital stock or assets, mortgage, pledge, lease or other assignment as security, merger, consolidation or reorganization, the succession by another party to Licensee’s business by operation of law, as a consequence of any transaction that results in a chance in the ownership or right of control of Licensee, or otherwise. The License granted herein shall automatically terminate upon the occurrence of the foregoing, and all obligations that survive by their nature shall remain enforceable.

12.6. In addition to the right to terminate this Agreement under this provision, GMH shall have all other rights and remedies at law and in equity, including the right to injunctive relief and specific performance, for breach by Licensee of any of the terms and conditions of this Agreement.

13. FORCE MAJEURE

13.1. In the event that Licensee is prevented from manufacturing, distributing or selling the Licensed Products because of any act of God; unavoidable accident; fire, epidemic; strike, lockout, or other labor dispute; war, riot or civil commotion; act of public enemy; enactment of any rule, law, order or act of government or governmental instrumentality (whether federal, state, local or foreign); or other cause beyond Licensee’s control, and such condition continues for a period of two (2) months or more, either party hereto shall have the right to terminate this Agreement effective at any time during the continuation of such condition by giving the other party at least thirty (30) days’ notice to such effect. In such event, all royalties on sales theretofore made shall become immediately due and payable and this Agreement shall be automatically terminated.

14. EFFECT OF EXPIRATION OR TERMINATION

14.1. Upon expiration or termination of this Agreement, all rights granted to Licensee herein shall forthwith revert to GMH, with the following consequences:

14.1.1. No portion of any prior payments shall be repayable to Licensee, and any and all payments due or to become due, including any royalties and Minimum Royalty shall be immediately due and payable. If, at such time, the total amount of royalties paid by Licensee during the Term is less than the Minimum Royalty, Licensee shall immediately pay such difference to GMH.

14.1.2. Except as provided in subparagraph 14.1.3, after the expiration or termination of this Agreement, Licensee shall not manufacture, advertise, distribute or sell the Licensed Products containing or including the Licensed Rights, or use any name, logo or design which is substantially or confusingly similar to the Licensed Rights on any product in any place whatsoever. Licensee shall promptly deliver to GMH a statement indicating the number of Licensed Products then currently on hand or in the process of being manufactured. GMH shall have the right to conduct a physical inventory in order to ascertain or verify such inventory and/or statement.

14.1.3. Upon expiration of this Agreement, so long as Licensee is not in default hereunder, Licensee shall have the right to sell physical stock of the Licensed Product available at expiration of this Agreement within three (3) months (“Sell-Off Period”) or to fulfill any pending transactions entered into before termination of this Agreement provided always that delivery can be achieved within three (3) months after the end of this Agreement. Any sales shall be subject to Royalty payments.

14.1.4. Any royalties earned during the Sell-Off Period may not be applied to any Minimum Royalty, such amount being due at the time of termination or expiration. After the Sell-Off Period has expired, all remaining inventory shall be destroyed by Licensee or repackaged without the Licensed Rights. In the event that Licensee destroys the Licensed Products containing the Licensed Rights or materials relating thereto, GMH may require Licensee to deliver to GMH an affidavit by an officer of Licensee, attesting to such destruction.

14.1.5. All warranties, indemnification and any other applicable obligations of Licensee shall survive the expiration or termination of this License.

15. NOTICES

15.1. All notices which either party hereto is required or may desire to give to the other shall be given by addressing the same to the other at the address first set forth above, or at such other address as may be designated in writing by any such party in a notice to the other given in the manner prescribed in this paragraph. All such notices shall be made in writing by mailing the same by certified or registered mail, return receipt requested, and shall be effective immediately upon receipt thereof.

Any and all notices to GMH shall be addressed to:

Gas Monkey Holdings, LLC

c/o Richard Rawlings

2330 Merrell Road

Dallas, Texas 75229

Any and all notices to Licensee shall be addressed to:

Generation Hemp, Inc.

c/o Gary C. Evans

P.O Box 540308

Dallas, Texas 75354

gevans@genhempinc.com

16. CONFIDENTIALITY

16.1. In connection with the services provided hereunder, each of Licensee and GMH may, from time to time, be exposed to and will be furnished with certain information, relating to the other’s plans for certain productions and services, which are confidential. Each of Licensee and GMH shall keep confidential and not reveal or disclose any of said information, material, or data to any third party or the terms of this Agreement (other than the existence of the License granted under this Agreement), or any agreement Licensee enters into pursuant to this Agreement during the Term or thereafter. Neither Licensee nor GMH will disclose or make known to anyone outside of Licensee or GMH, as applicable, directly or indirectly, the interest of the other in this Agreement or the terms of this Agreement. The provisions of this paragraph shall not apply to information, materials, and/or data which: 1) is or becomes publicly available or known; 2) is required to be disclosed pursuant to court order, regulatory filing, or any applicable law, rules, or regulations; and/or 3) is independently developed by the disclosing party.

17. GENERAL TERMS

17.1. Any attempted or purported assignment or other transfer, sublicense, mortgage or other encumbrance of this License and the rights granted herein by Licensee without the prior written approval of GMH shall be void and of no effect. This Agreement and the rights and obligations of the parties hereunder shall be binding upon and shall inure to the benefit of GMH and Licensee and their respective legal representatives, successors in interest and permitted assigns.

17.2. Nothing herein contained shall be construed to constitute a partnership or joint venture between the parties hereto, and neither Licensee nor GMH shall become bound by any representation, act, or omission of the other. Licensee is an independent contractor in the manufacture, advertisement, sale, and distribution of the Licensed Products, and Licensee will pay all sales taxes and other taxes or charges imposed on Licensee or GMH (except for GMH’s income tax) by any law, ordinance or requirement of any government or governmental instrumentality in connection with the manufacture, advertisement, sale and/or distribution of the Licensed Products

17.3. A waiver by either party of any terms or conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof. All remedies, rights, undertakings, obligations, and agreements contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

17.4. This Agreement and all matters or issues collateral thereto shall be governed by the laws of the state of Texas applicable to contracts performed entirely therein. In any such action or proceeding, service of process upon Licensee may be accomplished by sending such process in the manner specified herein for the giving of notice to Licensee. Licensee hereby consents and submits to the exclusive jurisdiction of the federal and/or state courts located in Dallas County, Texas in connection with any proceedings arising out of or related to this Agreement.

17.5. The entire understanding between the parties hereto relating to the subject matter hereof is contained herein and no warranties, representations or undertakings are made by the parties hereto except as expressly provided herein. This Agreement cannot be changed except in writing signed by the parties.

17.6. The paragraph titles of this Agreement are for convenience only and shall not affect the interpretation of this Agreement or any paragraph thereof.

17.7. The parties agree to execute such other writings, documents and instruments as may be necessary or desirable to effectuate the purposes of this Agreement.

17.8. This Agreement shall be interpreted as if the parties hereto jointly prepared it.

17.9. All parties agree that this Agreement may be signed and transmitted by electronic mail including, PDF, TIF, or JPG and other electronic signatures including DocuSign and HelloSign and thereafter maintained in electronic form, and that such electronic record shall be valid and effective to bind the party so signing as a paper copy bearing such party’s hand-written signature.

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EXHIBIT A

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